Pricing Supplement No. 30 dated                 Filed pursuant to Rule 424(b)(5)
January 18, 2005.                                            File No. 333-112244
(To Prospectus dated September 7, 2004 and Prospectus
Supplement dated September 7, 2004)
This Pricing Supplement consists of 2 pages.


                         HARTFORD LIFE INSURANCE COMPANY
                                    DEPOSITOR

                            FIXED RATE INCOMENOTES(sm)
                                 ISSUED THROUGH

                   HARTFORD LIFE GLOBAL FUNDING TRUST 2005-009

                    5.50% CALLABLE NOTES DUE JANUARY 15, 2025

The description in this pricing supplement of the particular terms of the 5.50% IncomeNotes(sm) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

                        PROVISIONS RELATING TO THE NOTES

Principal Amount:          $2,869,000.00               Interest Rate:                   5.50%

Price to Public:           100%                        Issuance Date:                   January 21, 2005

Net Proceeds to Trust:     $2,797,275.00               Stated Maturity Date:            January 15, 2025

Agent's Discount:          2.5%                        Initial Interest Payment Date:   July 15, 2005

CUSIP Number:              41659FBD5                   Interest Payment Frequency:      Semi-Annually

Day Count Convention:      30/360                      Regular Record Dates:            15 days prior to an Interest Payment Date.

Optional Redemption:   Yes [X]    No [ ]               The Survivor's Option  [X] is [ ] is not available
  Optional Redemption Date:  January 15, 2009 or any     Annual Put Limitation: $1 million or 1%
                             Interest Payment Date       Individual Put Limitation: $250,000
                             thereafter.                 Trust Put Limitation: N/A
  Initial Redemption Percentage:        100%
  Annual Percentage Reduction:          N/A
  Redemption may be:      [X]  In whole only.          Authorized Denominations:        $1,000 integral amounts.
                          [ ]  In whole or in part.

Securities Exchange Listing: None.

Special Tax Considerations:  None.                     Other Provisions Relating to the Notes: None.

Agents : Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc., Banc of America Securities LLC, Charles Schwab & Co., Inc., Citigroup, HSBC, JPMorgan, Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Dain Rauscher, Inc., Scott & Stringfellow, Inc., UBS Financial Services, Inc., Wachovia Securities, WM Financial Services

                  INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider: Hartford Life Insurance Company

Funding Agreement:            FA-405009                  Interest Rate:                  5.50%

Contract Payment:             $2,869,015.00              Effective Date:                 January 21, 2005

Deposit Amount :              $2,797,290.00              Stated Maturity Date:           January 15, 2025
(if different from Contract Payment)

Day Count Convention:         30/360                     Initial Interest Payment Date:  July 15, 2005

Special Tax Considerations: None.                        Interest Payment Frequency: Semi-Annually

Optional Redemption:   Yes [X]    No [ ]                 Survivor Option:  Under the Funding Agreement, Hartford Life
  Optional Redemption Date: January 15, 2009 or any        Insurance Company  [X] is [ ] is not  required
                            Interest Payment Date          to provide the Trust with amounts it needs to
                            thereafter.                    honor valid exercises of the Survivor's Option.
  Initial Redemption Percentage:   100%
  Annual Percentage Reduction:    N/A

  Redemption may be:          [X]  In whole only.        Other Provisions Relating to the Funding Agreement:  None.
                              [ ]  In whole or in part.

Note: The Opinion regarding the enforceability of the Funding Agreement and the related Consent of Counsel for Hartford Life Insurance Company is given by Jonathan Mercier, Counsel.

  INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE FUNDING AGREEMENT

It is anticipated that, as of January 21, 2005, both the Notes and the Funding Agreement will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3

The Moody's rating also extends to the Program under which the Notes are issued.